Exhibit 99.1

Press Release

Asia Pay announces signing of service agreement with e Lux Corporation of Japan for credit card processing services

April 20, 2004 (Seattle, WA and Hong Kong) Asia Payment Systems, Inc.(Asia Pay) (NASD OTC BB: APYM) is pleased to announce today that it has signed a credit card processing services agreement with e-Charge Processing Services Corporation, a partially owned subsidiary of e-Lux Corporation (JASDAQ #6811) of Japan. e-Charge clients will be able to take advantage of Asia Pay state of the art and cost effective credit card transaction processing systems. In addition to benefiting from enhanced efficiency, processing, reporting, and settlement features of the Asia Pay system, e-Charge will also be able to accept additional card types with a greater degree of transaction flexibility for its clients and customers.

Asia Pay is an Asian-based credit card processing merchant services company, which is developing a network to provide credit card clearing services to merchants and financial institutions in China. Asia Pay is in the final stages of negotiation with several Asian clients to provide processing services. The primary focus of development efforts will be the rapidly growing Chinese credit card market. Asia Pay mission is to become a leading provider in China of third-party processing services to bankcard accepting merchants, issuers of bank credit cards, of petroleum station retail cards, and to issuers of merchandise and other retail cards.

Matt Mecke, President & CEO of Asia Pay announced, e are extremely pleased to have such a strong relationship with e-Charge. We have been working with e-Charge for some time to develop a relationship involving credit card processing services. e-Charge card sales volume is in excess of USD 3 million a month and we want to capture a significant portion of this business. The systems we have developed for the e-Charge processing business are est in Class We will leverage this system to provide similar processing services to additional clients as they are brought onto the Asia Pay system.

We believe that e-Charge will be able to use the new capabilities of the Asia Pay system to build greater card transaction volumes from their customers and generate additional revenue for e-Charge as well as for Asia Pay. We look forward to cooperating further with e-Charge.

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, Washington, Hong Kong, and Shenzhen, China. It is developing a credit card processing network which provides clearing services to merchants, oil companies, and financial institutions in China and in selected other markets in Asia.

Currently, Asia Pay does not have adequate capital to begin the operation. There are no assurances that Asia Pay will have sufficient capital to initiate operations, including, but not limited to implementing this transaction.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:

www.asia-pay.com

Contacts:

Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com

Source: Asia Payment Systems, Inc.